Exhibit 5.1

June 13, 2014

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re:	Mid-America Apartments, L.P.’s Registration Statement No. 333-191243-01; $400,000,000 of 3.750% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”) and majority owned subsidiary of Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Operating Partnership’s 3.750% Senior Notes due 2024 (the “Notes”) pursuant to (i) an Indenture dated as of October 16, 2013 (the “Base Indenture”), as amended and supplemented by a Second Supplemental Indenture dated as of June 13, 2014 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), each among the Operating Partnership, the Company and U.S. Bank National Association, as trustee (the “Trustee”), (ii) the Underwriting Agreement dated June 10, 2014 (the “Underwriting Agreement”) by and among the Operating Partnership, the Company, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Jefferies LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters listed in Schedule 1 thereto (the “Underwriters”), and (iii) a prospectus supplement, dated June 10, 2014 (the “Prospectus Supplement”), and the accompanying base prospectus, dated September 18, 2013 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s and the Operating Partnership’s effective registration statement on Form S-3 (File Nos. 333-191243 and 333-191243-01) (the “Registration Statement”) filed by the Operating Partnership with the Securities and Commission (“Commission”) under the Securities Act of 1933, as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture and the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent investigation, upon the representations and warranties made by the parties in the Indenture and the Underwriting Agreement, and upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Operating Partnership.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, it is our opinion that:

(1) The Company is a corporation duly formed and existing under and by virtue of the laws of the State of Tennessee and is in good standing under the laws of the State of Tennessee. The Operating Partnership is a limited partnership duly formed and existing under and by virtue of the laws of the State of Tennessee and is in good standing under the laws of the State of Tennessee.

(2) The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action of the Company and all necessary limited partnership action of the Operating Partnership. The Notes have been duly authorized for issuance by the Operating Partnership.

(3) The Indenture has been duly executed and delivered by the Company and the Operating Partnership.

(4) The Notes constitute valid and legally binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms.

Our opinion rendered above relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), whether enforcement is considered or applied in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the qualification that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Our opinions as set forth herein are limited to the federal law of the United States, the laws of the State of New York and the laws of the State of Tennessee. No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof. The foregoing opinions are rendered solely for the benefit of the Operating Partnership. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s and Operating Partnership’s Current Report on Form 8-K dated June 13, 2014 and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the Commission’s rules and regulations.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern Authorized Representative